JURISDICTION UNDER

SUBSIDIARY                                           WHICH STATE ORGANIZED

Superior Insurance Group Management, Inc.                     Delaware
Superior Insurance Group, Inc.                                Delaware

                       Superior Insurance Company Florida

Superior American Insurance Company                  Florida
Superior Guaranty Insurance Company                  Florida
Pafco General Insurance Company                               Indiana
IGF Insurance Company                                         Indiana
IGF Holdings, Inc.                                                     Indiana
North American Crop Underwriters, Inc.                        Minnesota




This schedule does not include other subsidiaries, which, in the aggregate, do not constitute a significant subsidiary of the Registrant as of December 31, 1999.

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1 CERC is a trademark of CVision Corp.